EXHIBIT 99.2

American Eagle Outfitters, Inc.
March 2006
Recorded Sales Commentary Transcript dated April 5, 2006

Good afternoon. Welcome to the American Eagle Outfitters March 2006 Sales Commentary. I am Joan Hilson, Senior Vice President of Finance. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

We are pleased with our March performance and positive response to our spring assortment. Overall, March sales met our expectations. All weeks comped positively with the exception of week four, which was affected by the shift of Easter into April. Total sales of $201.6 million increased 9% compared to $185.4 million last year. We achieved a comparable store sales increase of 3%, following a 29% comp in March of last year.

The customer response to our on-trend spring assortment continues to be favorable with strength in key items including knits, shorts and jeans. We were also pleased with the performance of women's intimates and we look forward to the launch of the "aerie" sub-brand this fall. Our women's business achieved a positive low single-digit comp and men's increased in the mid single-digits.

March sales reflected a strong full price business, resulting in mid-single digit increases in our average unit retail price and average transaction value. Units per transaction decreased slightly in March. The number of transactions and units sold per store declined slightly compared to last year, driven by declines in week four when we were up against the Easter holiday from last year. These metrics, as well as store traffic, were positive in all other weeks of the month.

Ae.com continued to show strong results, achieving a 52% increase in sales during March.

With the exception of week four this year, our positive comp performance by week compares to comp increases last year as follows:

  Week one of high single-digit, compared to mid-teen;
  Week two of low double-digit, compared to high-teen;
  Week three of low double-digit, compared to mid-twenty;
  Week four of negative low-twenty, compared to positive high-sixty; and
  Week five of mid-teen, compared to high-teen last year.

March comp store sales by geographic region were as follows:

  The Northeast, Southeast and Mid-Atlantic regions increased in the mid single-digits;
  The Southwest increased in the low single-digits;
  The Midwest decreased in the low single-digits;
  The West decreased in the high single-digits; and
  Canada increased in the high single-digits.

Our next major floor-set, Summer One, arrives in stores on April 18th, providing a fresh merchandise update right after the Easter holiday.

We continue to expect first quarter earnings per share to be in the range of $0.36 to $0.38, compared to $0.35 last year. The first quarter guidance includes stock option expense of approximately $0.02 per share. For the year, we expect stock option expense to be roughly $0.04 to $0.05 per share.

Thank you for your continued interest in American Eagle Outfitters.